UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2017
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company:
PG&E Corporation	☐
Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events.

2017 General Rate Case

On May 11, 2017, the California Public Utilities Commission (“CPUC”) voted out its final decision in Pacific Gas and Electric Company’s (“Utility”) 2017 General Rate Case (“GRC”) proceeding.  The final decision substantially adopts the alternate proposed decision issued on April 4, 2017 (“APD”), but modifies the APD with respect to recovery of certain customer outreach and other costs incurred as a result of residential rate reform implementation, as further indicated below.

The final decision adopts, with two modifications, the settlement agreement that the Utility, the CPUC’s Office of Ratepayer Advocates, The Utility Reform Network, and 12 other intervening parties (together, the “settling parties”) jointly submitted to the CPUC on August 3, 2016 (the “settlement agreement”), as subsequently modified in comments filed by the settling parties on April 24, 2017, and resolves two contested issues.  Consistent with the settlement agreement, the final decision authorizes a revenue requirement increase, effective January 1, 2017, of $88 million over the Utility’s currently authorized level of $7.916 billion, a 1.1% increase.  This authorized increase is the net result of a decrease from 2016 levels of $62 million for electric distribution, a decrease of $3 million for gas distribution, and an increase of $153 million for electric generation.  The final decision also authorizes post-test year revenue requirement increases of $444 million in 2018 (an increase of 5.5% over the 2017 authorized revenue requirement), and $361 million in 2019 (an increase of 4.3% over the 2018 authorized revenue requirement).

The final decision diverges from the settlement agreement by: (1) modifying and expanding the proposed tax memorandum account, and (2) establishing a one-way balancing account related to funding for the Utility’s Rule 20A undergrounding program.  The final decision broadens the tax repair memorandum account as compared to that proposed in the settlement agreement.  Specifically, the final decision calls for tracking the differences resulting from (1) net revenue changes, (2) mandatory tax law changes, tax accounting changes, tax procedural changes, or tax policy changes, and (3) elective tax law changes, tax accounting changes, tax procedural changes, or tax policy changes.  As a result of uncertainty concerning such changes, the new tax memorandum account may materially impact authorized revenues over the GRC period.  The final decision also requires that the new tax memorandum account remain open and that the balance in the account be reviewed in every subsequent General Rate Case proceeding until a CPUC decision closes the account.

In addition, the final decision adopts a modified settlement agreement provision submitted to the CPUC on April 24, 2017 that allows the Utility to file a stand-alone application with the CPUC to recover customer outreach and other costs incurred as a result of residential rate reform implementation through a Residential Rates Reform Memorandum Account, or RRRMA, or seek such recovery in the CPUC’s ongoing rate reform rulemaking proceeding.

The final decision also resolves two contested issues that were identified in the settlement agreement.  The final decision (1) denies the proposed fourth year for the 2017 rate case cycle on the grounds that a four-year GRC cycle for the major California utilities is being considered by the CPUC in another proceeding, and (2) denies the proposed new balancing account for gas leak management requirements that may arise from the separate CPUC rulemaking on gas leak abatement on the grounds that it should be considered in that rulemaking.

The 2017 revenue requirement increase authorized by the final decision is effective beginning January 1, 2017.  PG&E Corporation’s and the Utility’s financial results for the quarter ending June 30, 2017 are expected to reflect the portion of the annual increase attributable to the six months ending June 30, 2017.  The Utility will work with CPUC staff to determine the timing of the electric and gas rate changes resulting from the final decision.

For additional information about the GRC, see PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2016, and their joint Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Forward-Looking Statements

This report contains forward-looking statements regarding the tax repairs memorandum account that are based on current expectations and assumptions with respect to the future, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties.  In addition to the risk that these assumptions prove to be inaccurate, other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include the impact of the Trump Administration’s corporate tax reform, if adopted by Congress, and the other factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2016, and their joint Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.  PG&E Corporation and the Utility assume no obligation to update or revise any forward-looking statements, whether due to new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ David S. Thomason
Dated: May 11, 2017		DAVID S. THOMASON Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ Linda Y.H. Cheng
Dated: May 11, 2017		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary